NEWS RELEASE                                CONTACT:    Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2013 AND UPDATES STATUS REGARDING CONSENT DECREE

ELYRIA, Ohio - (April 25, 2013) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2013.

On January 18, 2013, the Company completed the sale of Invacare Supply Group (ISG), its domestic medical supplies business. Accordingly, the financial information for all periods excludes the impact of the discontinued operations except for cash flow information which includes the results and impact of the sale of ISG. For more information, see the detailed condensed consolidated financial statements at the end of the release.

CEO SUMMARY

Commenting on Invacare's first quarter 2013 results, Gerald B. Blouch, President and Chief Executive Officer, stated, "Our first quarter financial results were dramatically impacted by the Company's consent decree with the United States Food and Drug Administration (FDA), which limits the Company's ability to manufacture products at its Taylor Street facility in Elyria, Ohio. Principally as a result of this pressure on the Company's higher margin custom power wheelchair product category, adjusted earnings per share(a) decreased to a loss of $0.36 in the first quarter of 2013 compared to adjusted earnings per share(a) of $0.15 in the first quarter of 2012. Organic net sales declined by 5.6% compared to the same period last year with a strong performance from Europe being more than offset by lower net sales for all other segments. The Company's free cash flow(c) in the first quarter was negative $36.1 million, principally due to the net loss from continuing operations, but also due to a few one-time items associated with the sale of ISG (negative cash flow impact of approximately $16.0 million). In addition, free cash flow(c) was negatively impacted by increased inventory related to weaker than expected sales (negative cash flow impact of $7.7 million)."

Commenting on the status of the FDA consent decree, Blouch said, "I am pleased to report that we have made progress on the third-party certification audits at the Corporate and Taylor Street facilities. Earlier this month, the first two third-party certification audit reports were provided to the FDA for its review and approval. In these reports, the third-party expert certified that the Company's equipment and process validation procedures and its design control systems are compliant with the FDA's Quality System Regulation. The Company expects to receive the FDA's response within a few weeks based upon the terms of the consent decree. The third, most comprehensive certification audit is well underway, and we expect it to be completed before the end of the second quarter. After the FDA has reviewed this final certification report, it will conduct its own inspection before it authorizes the Company to resume full operations at the Corporate and Taylor Street facilities. We are making progress, and I am grateful to all of our associates for the time and energy that they are dedicating to quality systems compliance."

Blouch continued, "While there are many factors that are currently outside of our control, we are actively managing the business to best position the Company for the future. The Company has developed and started to implement a comprehensive cost reduction program. As part of that plan, the Company reduced its workforce at the Taylor Street facility earlier this month to more closely align it with current production volume. Other aggressive cost reduction initiatives will take place through general expense reduction and project delays. We expect these initiatives will stabilize the business and help drive us toward restoring positive free cash flow(c) later in 2013. Our board and management team are committed to making the right decisions to ensure the Company is well-positioned to re-establish profitability and shareholder value when we emerge from the injunctive phase of the consent decree.”

STATUS OF THE CONSENT DECREE

In order to resume full operations at the Corporate and Taylor Street facilities in Elyria, Ohio, the consent decree requires that three certification audits must be completed by a third-party expert whose reports are then submitted to the FDA for review and approval. The Company is continuing to make progress on all three of the certification audits.

•
In the first audit, the third-party expert inspected the qualification and validation procedures and documentation for equipment and processes at the Taylor Street manufacturing facility. Earlier this month, the third-party expert certified that these processes were in compliance with the equipment and process validation requirements set forth in the consent decree. The certification report was submitted to the FDA for the Agency's review and approval. According to the terms of the consent decree, the Company will receive a response from the FDA on this report within the next few weeks. Receiving the FDA's approval on the first certification audit would permit the Company's Taylor Street facility to resume supplying parts and components for the further manufacturing of medical devices at other Invacare facilities.

•
In the second audit, the third-party expert reviewed the Company's design control systems at the Corporate and Taylor Street facilities and certified that the Company's design control systems at these facilities are in compliance. Earlier this month, the certification report was submitted to the FDA for the Agency's review and approval. According to the terms of the consent decree, the Company will receive a response from the FDA on this report within the next few weeks. Once it receives the FDA's approval on this certification report, the Company may resume design activities, which will enable it to refocus its engineering resources on new product development.

•
The final, most comprehensive third-party certification audit is a comprehensive review of the Company's compliance with the FDA's Quality System Regulation at the impacted Elyria facilities. This audit is well underway, and the Company plans to complete this certification audit by the end of the second quarter. This audit will be followed by an FDA inspection. Once the Company receives written notification from the FDA that the Corporate and Taylor Street facilities appear to be in compliance, the Company may resume full operations at those facilities.

As the Company receives FDA approval on each of these certification audits, it will provide timely disclosure to its shareholders. Otherwise the Company plans to give an update in its next quarterly earnings release.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.14 as compared to earnings per share of $0.18 last year.

•	Adjusted loss per share(a) from continuing operations decreased for the quarter to $0.36 versus adjusted earnings per share(a) of $0.15 last year.

•	Free cash flow(c) for the quarter was negative $36.1 million as compared to negative $2.5 million in the first quarter last year.

•	Net sales for the quarter from continuing operations decreased 4.9% while organic net sales decreased 5.6%, compared to the first quarter of last year.

•	Adjusted EBITDA(d) was $0.7 million for the quarter versus $22.3 million for the same period last year.

•	Debt outstanding for the quarter decreased by $118.3 million, resulting in a ratio of debt to adjusted EBITDA(d) of 1.8, compared to 2.7 at the end of last year.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the first quarter of 2013 was $0.14 ($4.5 million net loss) as compared to earnings per share for the same period last year of $0.18 ($5.6 million net earnings). The net loss for the first quarter of 2013 was significantly impacted by lower net sales, reduced gross margin and charges related to restructuring of $0.06 per share ($1.8 million after-tax expense). Net earnings for the first quarter of 2012 were unfavorably impacted by charges related to restructuring of $0.01 per share ($0.4 million after-tax expense).

Adjusted net loss per share(a) was $0.36 for the first quarter of 2013 as compared to adjusted net earnings per share of $0.15 for the first quarter of 2012. Adjusted net loss(b) for the quarter was $11.6 million versus adjusted net earnings(b) of $4.9 million for the first quarter of last year. The adjusted net loss(b) for the quarter was primarily the result of lower net sales, reduced gross margin and increased SG&A expense partially offset by decreased interest expense.

Net sales for the quarter decreased 4.9% to $337.6 million versus $355.1 million for the same period last year. Organic net sales for the quarter decreased 5.6% over the same period last year as increases in Europe were more than offset by declines in all other segments. The largest decline in net sales was in the North America/Home Medical Equipment (HME) segment, primarily in mobility and seating products, principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of product manufactured from the Taylor Street facility, which includes some products sold outside of the North America/HME segment, were approximately $17.0 million in the first quarter compared to $37.4 million in the first quarter of last year. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation comparing the quarter-end and year-to-date periods ended March 31, 2013 to March 31, 2012 are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the first quarter was lower by 2.7 percentage points compared to last year's first quarter. The margin was negatively impacted principally by the North America/HME sales decline in custom power wheelchairs, which is one of the Company's higher margin product lines. In addition, the negative impact on order volume out of the Taylor Street manufacturing facility caused an unfavorable absorption of fixed costs for this facility. Gross margin also was negatively impacted by sales mix favoring lower margin products and customers and increased research and development costs.

SG&A expense increased 3.3% to $104.0 million in the first quarter compared to $100.7 million in the first quarter of last year. Foreign currency translation increased SG&A expense by 0.5 of a percentage point. Excluding the impact of foreign currency translation and increased regulatory and compliance costs related to quality system improvements ($1.4 million pre-tax expense), SG&A expense increased by 1.4% compared to the first quarter of last year primarily related to unfavorable foreign currency transactions, primarily in Europe, and increased associate costs, also primarily in Europe.

The Company incurred restructuring charges for the first quarter of $1.8 million after-tax, principally related to severance costs in the North America/HME, Asia/Pacific and Europe segments. These restructuring charges are excluded from adjusted earnings per share(a).

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended March 31, 2013, North America/HME net sales decreased 13.6% to $152.2 million compared to $176.1 million in the same period last year. Organic net sales were down 13.6% compared to last year primarily driven by declines in mobility and seating and lifestyle products, partially offset by increased net sales in respiratory products. The sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production at the Taylor Street manufacturing facility. Early in the first quarter, the flow of verification of medical necessity (VMN) documentation, as required by the consent decree to provide product from the Taylor Street facility, was in line with the Company's expectations. However, during the quarter the FDA provided the Company with feedback regarding its intent relating to the appropriate completion of the VMN documentation. As it better understood the FDA's expectations, the Company modified its VMN review processes, which resulted in a dramatic weakening of the acceptance rate of VMNs throughout the quarter. While the Company continues to ship orders and quotes that existed prior to the date of the consent decree, the number of new orders that were fulfilled in the first quarter of 2013 with the appropriate VMN documentation would have represented only 4.1% of Invacare's unit volume of domestic power wheelchair shipments from the Taylor Street facility in the same period last year. Loss before income taxes was $9.7 million, excluding restructuring charges of $1.7 million, as compared to earnings before income taxes of $5.8 million last year, excluding restructuring charges of $0.1 million, primarily as a result of volume declines, unfavorable sales mix favoring lower margin customers and lower margin products, unfavorable absorption of fixed costs at the Taylor Street manufacturing facility as a result of volume declines in mobility and seating products and increased associate costs related to quality system improvements.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter decreased by 2.8% to $35.1 million compared to $36.1 million last year. Organic net sales decreased 2.7% driven primarily by declines in beds, safe patient handling equipment and therapeutic support surfaces partially offset by increases in interior design projects for long-term care facilities and dialysis chairs. Earnings before income taxes were $2.0 million, excluding restructuring charges of $0.2 million, compared to $3.4 million in the first quarter of last year. The decrease in earnings before income taxes was largely attributable to volume declines, increased research and development expenses and associate costs.

EUROPE

For the first quarter, European net sales increased 9.8% to $137.6 million versus $125.3 million for the first quarter of last year. Organic net sales for the quarter increased 7.9% primarily related to increases in net sales of lifestyle, respiratory and mobility and seating products. For the first quarter, earnings before income taxes increased to $6.0 million, excluding restructuring charges of $0.1 million, as compared to $5.8 million last year, excluding restructuring charges of $0.3 million. The increase in earnings before income taxes was largely attributable to volume increases, which were partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers, increased SG&A expenses, primarily due to unfavorable foreign currency transactions and increased associate costs.

ASIA/PACIFIC

For the first quarter, Asia/Pacific net sales decreased 27.6% to $12.7 million versus $17.5 million last year. Organic net sales for the quarter decreased 27.8%. The Company's Australian distribution business experienced declines in mobility and seating and lifestyle products. The net sales decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its sale of controllers and to its contract manufacturing business with companies outside of the healthcare industry. For the first quarter, loss before income taxes was $1.7 million, excluding restructuring charges of $0.5 million, as compared to loss before income taxes of $0.9 million last year, excluding restructuring charges of $0.1 million. The decrease in earnings before income taxes was primarily attributable to the Company's subsidiary which produces microprocessor controllers as a result of the volume declines. Earnings for the first quarter were favorable to last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of last year.

FINANCIAL CONDITION

Total debt outstanding was $119.8 million as of March 31, 2013, as compared to $238.1 million as of December 31, 2012 (including the convertible debt discount, which reduced convertible debt and increased equity by $3.2 million as of March 31, 2013 and by $3.3 million as of December 31, 2012). The Company's total debt outstanding as of March 31, 2013 consisted of $99.4 million drawn on the revolving credit facility, $13.4 million in convertible debt and $7.0 million of other debt. The Company's debt levels have been reduced significantly as a result of the application of the $144.7 million in net proceeds from the sale of its medical supplies business, ISG, during the first quarter of 2013.

The Company reported negative $36.1 million of free cash flow(c) in the first quarter of 2013 as compared to negative $2.5 million of free cash flow(c) in the first quarter of 2012. The first quarter 2013 negative free cash flow(c) was primarily driven by the net loss from continuing operations compared to earnings in the same period a year ago, a reduction in accounts payable (negative cash flow impact of $15.7 million) principally due to accelerated payments associated with the sale of ISG and increased inventory (negative cash flow impact of $7.7 million) due to weaker than anticipated sales. In addition, free cash flow(c) was also negatively impacted by approximately $3.2 million of expenses paid as a result of the sale of ISG.

The Company's ratio of debt to adjusted EBITDA(d) was 1.8 as of March 31, 2013, compared to 2.7 as of December 31, 2012 and 1.9 as of March 31, 2012.

Days sales outstanding were 50 days at the end of the first quarter of 2013, compared to 49 days as of December 31, 2012 and 51 days as of March 31, 2012. Inventory turns at the end of the first quarter of 2013 were 4.4, compared to 4.6 as of December 31, 2012 and 4.7 as of March 31, 2012.

(a) Adjusted earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($2.5 million pre-tax for the three months ended March 31, 2013 compared to $0.6 million pre-tax for the three months ended March 31, 2012), amortization of the convertible debt discount recorded in interest ($0.2 million pre-tax for the three months ended March 31, 2013 compared to $0.1 million pre-tax for the three months ended March 31, 2012) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges ($2.4 million for the three months ended March 31, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 34526733. A digital recording will be available two hours after completion of the conference call from April 25, 2013 to May 2, 2013. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 34526733.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,800 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the third-party expert certification audits or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign VMN or other certification forms required by the exceptions to the consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31,
	2013	2012
Net sales	$337,616	$355,100
Cost of products sold	241,838	244,503
Gross Profit	95,778	110,597
Selling, general and administrative expenses	104,019	100,713
Charges related to restructuring activities	2,522	561
Interest expense - net	1,220	2,050
Earnings (Loss) from Continuing Operations before Income Taxes	(11,983)	7,273
Income taxes	(7,450)	1,668
Net Earnings (Loss) from Continuing Operations	(4,533)	5,605

Net Earnings from Discontinued Operations (Net of tax amounts of $10 and $482)	392	2,628
Gain on Sale of Discontinued Operations (Net of tax amount of $20,080)	39,322	—
Total Net Earnings from Discontinued Operations	39,714	2,628

Net Earnings	$35,181	$8,233

Net Earnings per Share—Basic
Net Earnings (Loss) from Continuing Operations	$(0.14)	$0.18
Total Net Earnings from Discontinued Operations	$1.24	$0.08
Net Earnings per Share—Basic	$1.10	$0.26

Weighted Average Shares Outstanding—Basic	31,902	31,819

Net Earnings per Share—Assuming Dilution
Net Earnings (Loss) from Continuing Operations *	$(0.14)	$0.18
Total Net Earnings from Discontinued Operations	$1.24	$0.08
Net Earnings per Share—Assuming Dilution	$1.10	$0.26

Weighted Average Shares Outstanding—Assuming Dilution	31,934	31,822

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended
	March 31,
Continuing Operations:	2013	2012
Net earnings (loss)	$(4,533)	$5,605
Interest expense	1,327	2,351
Income taxes (benefit)	(7,450)	1,668
Depreciation and amortization	8,848	9,497
EBITDA	(1,808)	19,121
Restructuring charges	2,522	561
Cash restructuring charges covenant limitation adjustment	(2,436)	—
Bank fees	1,270	1,060
Stock option expense	1,160	1,534
Adjusted EBITDA(1)	$708	$22,276

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, bank fees, stock option expense and amortization of the convertible debt discount (recorded in interest expense). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS (LOSS) PER SHARE (2)

(In thousands, except per share data)	Three Months Ended
	March 31,
Continuing Operations:	2013	2012
Net earnings (loss) per share - assuming dilution *	$(0.14)	$0.18
Weighted average shares outstanding- assuming dilution	31,902	31,822
Net earnings (loss)	(4,533)	5,605
Income taxes (benefit)	(7,450)	1,668
Earnings (loss) before income taxes	(11,983)	7,273
Restructuring charges	2,522	561
Amortization of discount on convertible debt	152	141
Adjusted earnings (loss) before income taxes	(9,309)	7,975
Income taxes	2,265	3,054
Adjusted net earnings (loss)	$(11,574)	$4,921

Weighted average shares outstanding - assuming dilution	31,902	31,822
Less: Diluted shares related to convertible debt	—	—
Adjusted weighted average shares outstanding - assuming dilution	31,902	31,822
Adjusted earnings (loss) per share - assuming dilution (2) *	$(0.36)	$0.15

(2) Adjusted Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense) and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $29,054,000 and $43,443,000 for the three months ended March 31, 2013 and March 31, 2012, respectively.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31,
	2013	2012
Revenues from external customers
North America / HME	$152,157	$176,119
Institutional Products Group	35,128	36,138
Europe	137,634	125,303
Asia/Pacific	12,697	17,540
Consolidated	$337,616	$355,100

Earnings (loss) before income taxes
North America / HME	$(11,352)	$5,696
Institutional Products Group	1,847	3,378
Europe	5,843	5,485
Asia/Pacific	(2,261)	(1,061)
All Other	(6,060)	(6,225)
Consolidated	$(11,983)	$7,273

Restructuring charges before income taxes
North America / HME	$1,679	$117
Institutional Products Group	188	35
Europe	115	291
Asia/Pacific	540	118
Consolidated	$2,522	$561

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$(9,673)	$5,813
Institutional Products Group	2,035	3,413
Europe	5,958	5,776
Asia/Pacific	(1,721)	(943)
All Other	(6,060)	(6,225)
Consolidated	$(9,461)	$7,834

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended March 31, 2013 to March 31, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(13.6)%	—%	(13.6)%
Institutional Products Group	(2.8)%	(0.1)%	(2.7)%
Europe	9.8%	1.9%	7.9%
Asia/Pacific	(27.6)%	0.2%	(27.8)%
Consolidated	(4.9)%	0.7%	(5.6)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2013	December 31, 2012
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$25,081	$38,791
Trade receivables, net	199,382	198,791
Installment receivables, net	1,970	2,188
Inventories, net	187,697	183,246
Deferred income taxes and other current assets	40,878	41,776
Assets held for sale - current	—	103,157
Total Current Assets	455,008	567,949
Other Assets	111,821	113,914
Property and Equipment, net	116,066	118,231
Goodwill	462,294	462,200
Total Assets	$1,145,189	$1,262,294
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$119,737	$133,048
Accrued expenses	127,626	135,189
Accrued income taxes	12,082	2,713
Short-term debt and current maturities of long-term obligations	3,294	5,427
Liabilities held for sale - current	—	23,358
Total Current Liabilities	262,739	299,735
Long-Term Debt	113,324	229,375
Other Long-Term Obligations	112,058	112,195
Shareholders’ Equity	657,068	620,989
Total Liabilities and Shareholders’ Equity	$1,145,189	$1,262,294

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended March 31,
	2013	2012
Net cash used by operating activities	$(35,303)	$(825)
Plus:
Net cash impact related to restructuring activities	3,100	2,963
Less:
Purchases of property and equipment, net	(3,861)	(4,636)
Free Cash Flow	$(36,064)	$(2,498)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).